Exhibit (19)

Names and addresses of the Underwriters of the Republic of Italy’s 0.875% Notes due May 6, 2024 and 3.875% Notes due May 6, 2051

Underwriter	Address
Barclays Bank Ireland PLC	One Molesworth Street Dublin 2 Ireland D02RF29
BofA Securities Europe SA	51 rue la Boétie 75008 Paris France
Goldman Sachs Bank Europe SE	Marienturm, Taunusanlage 9-10 60329 Frankfurt am Main Germany
BNP Paribas	16, boulevard des Italiens 75009 Paris France
Citigroup Global Markets Europe AG	Reuterweg 16 60323 Frankfurt am Main Germany
Crédit Agricole Corporate and Investment Bank	12, Place des Etats-Unis - CS 70052 - 92547 Montrouge Cedex (France)
Deutsche Bank Aktiengesellschaft	Mainzer Landstraße 11-17 60329 Frankfurt am Main Germany
HSBC Continental Europe	38, avenue Kléber 75116 Paris France
Intesa Sanpaolo S.p.A.	Via Manzoni, 4 20121 Milan Italy
J.P. Morgan A.G.	Taunustor 1 (TaunusTurm) 60310 Frankfurt am Main Germany
Morgan Stanley Europe SE	Grosse Gallusstrasse 18 60312 Frankfurt-am-Main Germany
MPS Capital Services Banca per le Imprese S.p.A.	Via Leone Pancaldo 4 50127 Firenze, Italy
NatWest Markets N.V.	Claude Debussylaan 94 1082 MD Amsterdam The Netherlands

Underwriter	Address
Nomura Financial Products Europe GmbH	c/o Nomura International plc 1 Angel Lane London EC4R 3AB United Kingdom
Société Générale	29 boulevard Haussmann 75009 Paris France
UniCredit S.p.A.	c/o UniCredit Bank AG, Milan Branch Piazza Gae Aulenti 4, Tower C, 20154 Milan

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